SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. __)

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☐	Soliciting Material Pursuant to § 240.14a-12

Intevac, Inc.

(Name of Registrant as Specified In Its Charter)

Voce Catalyst Partners LP

Voce Capital LLC

Voce Capital Management LLC

Marc T. Giles

Joseph V. Lash

J. Daniel Plants

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 22, 2014, Voce published the letter set forth below:

April 22, 2014

Dear Fellow Shareholders of Intevac, Inc.:

As you know, we are investors alongside you in Intevac, Inc. (“Intevac” or the “Company”) and have recently solicited your support to assist us in enhancing the value of Intevac for all shareholders by electing three new independent nominees (the “Nominees”) to Intevac’s Board of Directors (the “Board”) at the upcoming annual meeting. The Board’s myriad failures, and our case for change through the election of our Nominees, are detailed in a 45-page presentation filed yesterday with the Securities and Exchange Commission (the “SEC”).

Yesterday the Board sent you a letter which attempts to mislead shareholders by attributing a series of fictional motives to Voce and its Nominees. While we do not believe that the letter’s ad hominem attacks on the integrity of our Nominees merit rebuttal, the Board’s letter is full of misrepresentations, distortions and false statements about the intentions of our Nominees and the factual record that has brought us to this point. We believe these fabrications by Intevac’s Board are consistent with similar statements it has made in recent meetings with shareholders and we will not permit them to go unanswered.

Voce believes the Board’s dissembling is an obvious attempt to distract shareholders and to flee from its toxic track record. As a reminder, over the last ten years, Intevac’s Board has allowed its stock price to plunge by 2/3 and diverted more than all of the profits (in excess of $200 million) from its core HDD business into a series of unproductive endeavors that have failed to earn even a nominal return.[1]

The following are some of the myths that Intevac’s Board is peddling about Voce and its Nominees:

Myth #1: Voce’s Nominees “Advocat[e] a Highly Risky Fire Sale of Intevac’s Photonics Business.” This is patently untrue. Neither Voce nor any of its Nominees have ever called for an immediate sale of Photonics, which is why Intevac was unable to provide a single source to support this allegation. In fact, Voce’s position is the opposite: After fifteen long years, and more than $50 million in investment, Photonics finally broke-even last year. While that hardly makes it a financial success, Voce believes that now is probably not the right time to sell Photonics. What Voce has said is that Photonics will merit monetization at some point in the future – exactly what Intevac itself has repeatedly stated to us. The key question will be when and how to maximize the value for this unit, and we believe Voce’s Nominees offer far more experience as operators, advisors and investors in such matters than does the current Intevac Board, which has never sold a business for a profit (although it has ample experience liquidating failed projects for pennies on the dollar).

[1] Ironically, at the same time Intevac sent this letter it also announced that it will miss analysts’ estimates for 2Q14, punishing the stock on an otherwise upbeat market day.

The Pyramid | 600 Montgomery Street San Francisco, CA 94111 (415) 489-2600 tel (415) 489-2610 fax www.vocecapital.com

Fellow Shareholders of Intevac, Inc.

April 22, 2014

Myth #2: Voce’s Nominees Plan “An Immediate Exit of [the] Solar Equipment Business.” Similar to Myth #1, we have never called for this either. What we expect our Nominees to do, however, is gain far greater visibility into exactly how much Intevac is actually spending on Solar, more than the very limited disclosure of this segment the Company currently provides. Shareholders can also expect Voce’s Nominees to require specificity on the expected milestones for Solar and to demand accountability should those expectations not be met – something we do not believe the current Board has ever done despite sinking more than $70 million into what Intevac has now resorted to describing as merely “option value.”

Myth #3: Voce’s Nominees Are Pursuing “[a] Break-up of the company and a liquidation of its businesses.” Voce is aware of no potential buyers for Intevac and, as such, we believe there will be no easy way out of the corner into which Intevac’s Board has painted shareholders through profligate spending and the pursuit of illusory new markets. Rather, the only path forward is with a diligent and undiluted focus on shareholder value through operational excellence, disciplined capital allocation and proactive corporate governance – endeavors at which the current Board has miserably failed for more than a decade. Our Nominees were specifically selected because of the skills they bring in these areas.

Myth #4: The Intevac Board is “Highly Qualified and Experienced.” The three incumbent directors that we are seeking to replace have an average tenure of ten years on Intevac’s Board. They hold three of the Board’s five leadership positions, including serving as Lead Independent Director and as chair of two committees. Intevac has badly underperformed the indices (ranging from -91% to -175%) from the date each of them joined the Board and has consistently made operational, capital allocation and strategic errors on their watch. We believe that it is appropriate, and well deserved, for these three senior directors to be held accountable for these failures.

And what of their touted qualifications?

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Fellow Shareholders of Intevac, Inc.

April 22, 2014

▪	Mr. Dury, the Lead Independent Director, was forced off the Board by investors while Chairman at a previous company (Phoenix Technologies), which just like Intevac had destroyed long-term value (the stock was down more than 50%) through the imprudent investment of large amounts of capital into an array of failed new ventures.

▪	While Intevac calls Mr. Hill independent, we disagree: Mr. Hill was the CEO of Kaiser Aerospace, which provided Mr. Pond with the majority of the equity to found Intevac in 1991. He inherited the Intevac Board seat of another former CEO of Kaiser, who owned 48% of Intevac at that time. Mr. Hill has been retired for almost fifteen years and his only other board seat is a majority-controlled, $7 million market capitalization company whose stock is down 90% since 2006.

▪	And Mr. Yang, who joined the Board from the semiconductor industry at the time of Intevac’s commencement of the disastrous foray into dielectric etch, has experience that became irrelevant once Intevac exited the semiconductor business. We also note that in eight years on the Board he has never purchased a single share of stock.

Myth #5: Voce’s Nominees Would “Undermine Good Governance” and “Cripple the Effectiveness of the Board.” These assertions make two big assumptions regarding the state of the current Board’s “good governance” and “effectiveness” – each highly questionable, as discussed above. Voce has nominated three highly qualified, independent directors. They have collectively served on seven public company boards, many much larger than Intevac, and one of them is the former CEO of a public company several times Intevac’s size yet Intevac claims these men are … “unqualified to represent your interests and serve on Intevac’s Board”?

Our Nominees are highly accomplished individuals with substantial professional experience, and Intevac’s suggestion that they will somehow crash the Intevac party is fatuous. They can be expected to work constructively with Intevac’s legacy directors in furthering the interests of all shareholders. At the same time, Voce’s three Nominees will not constitute a majority of the Board (which has eight members) and they will be required, in order to be effective, to collaborate with the remaining directors. As a reminder, Voce is not seeking to replace Mr. Pond (the founder and Chairman) nor Mr. Blonigan (the CEO), leaving more than ample continuity. Our Nominees will, however, bring fresh perspective and independence to Intevac’s Board that we believe will materially improve the Board’s decision making in such critical areas as capital allocation, corporate strategy and operational discipline, among others.

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Fellow Shareholders of Intevac, Inc.

April 22, 2014

Myth #6: The Intevac “Board Has Been a Driver of Significant Change.” We believe the only driver of meaningful change at Intevac in the last several months has been Voce Capital, which has diligently worked to enhance value for all Intevac shareholders by pushing the Board in the areas of operations, capital allocation and corporate governance. After years of adamant refusal to return any capital to shareholders, Intevac finally announced an open market share repurchase plan in November just two days after Voce advised the Company it was contemplating nominating directors due in part to capital allocation concerns.

Intevac also congratulates itself for adding two directors within the past year, although it fails to mention that one of them was simply the new CEO, Mr. Blonigan, who is obviously not independent. The other new director, Mr. Drapkin, over whom Intevac fawns in the shareholder letter, was appointed in December after Voce submitted its Nominees.

Additionally, for the first time, Intevac now claims in its letter that it may appoint two new directors in the next twelve months. Rather than trusting the Board to make good on its promises to shareholders – not its strong suit – we have an easier solution that will reap immediate results: Elect our three Nominees, now, and in the process retire three of the over-tenured incumbents responsible for the Board’s previous failures.

Myth #7: Voce’s “Unreasonable Demands Have Left Intevac with No Alternative.” Intevac’s selective disclosure of the negotiations that Intevac terminated with Voce is inaccurate and misleading and we welcome the chance to set the record straight. Voce nominated its directors, as required by Intevac’s by-laws, the first week of December 2013. As discussed in our definitive proxy statement (the “Proxy”)[1], despite sitting on the nominations for more than two months and expressing no interest in interviewing them before appointing Mr. Drapkin to the Board in December, Mr. Pond called Mr. Plants in late February – the day after Voce had publicly criticized another company for failing to interview nominees in an unrelated matter – with a sudden desire to meet our Nominees. Mr. Plants stated his willingness to do so, but only in the context of settlement discussions. At no time did Voce ever suggest, as Intevac misrepresents, that Intevac must place its Nominees on the Board without interviewing them. Rather, Voce stated that if Intevac were willing to resolve our differences by agreeing to appoint some of our Nominees then Voce concurred that it would be appropriate to allow Intevac to interview any such Nominee prior to being appointed to the Board. Mr. Pond stated emphatically that Intevac would not entertain settlement discussions with Voce and that Intevac would only interview the Nominees without any commitment on Intevac’s part. As if to underscore the futility of what he was proposing, Mr. Pond added that any Voce Nominee would have to convince the existing Intevac Board to displace one of its existing members as Intevac would not expand the Board for Voce, despite having just done so for Mr. Drapkin. Believing the “offer” to be both disingenuous and a waste of time for all involved, Voce politely declined.

[1] Filed with the SEC on April 10, 2014.

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Fellow Shareholders of Intevac, Inc.

April 22, 2014

Despite this, Voce reached out to Intevac prior to mailing the Proxy on April 14, 2014 and once again offered to negotiate with Intevac. Intevac’s representations in yesterday’s letter that Intevac’s “offers were repeatedly rejected out of hand unless we agreed in advance that Voce Capital’s Nominees would be part of Intevac’s slate of directors” and that “[t]herefore, the conversations consistently broke down and no progress was made toward avoiding this proxy contest – which we made every effort to do” are both incorrect, and shareholders deserve to know the truth of what actually transpired.

Intevac offered to place fewer than all of Voce’s Nominees on Intevac’s Board. After careful consideration, Voce accepted Intevac’s proposal, including Intevac’s requirement of a Board interview as a condition, with only one additional stipulation: Voce was concerned that if less than three Nominees were appointed their ability to influence the Board would be more limited. So Voce counter-proposed that Intevac also dividend its excess capital – $1 per share – to all Intevac shareholders. In aggregate this approximates $24 million, about what remains unconsummated on the open market repurchase plan Intevac hatched last fall. Such a dividend would have involved only cash that Intevac has already conceded it does not need, leaving it with more than $50 million on the balance sheet (and no debt). Intevac rejected our suggestion within two hours and broke off all negotiations as a result. The bad-faith claim the Board now makes – that the discussions foundered over interviewing Nominees, rather than the Board’s inexplicable refusal to return excess capital – is completely false and an insult to shareholders.

* * *

Intevac Shareholders should ask themselves: If Intevac’s Board is willing to deceive them about Voce’s positions, what else is it misrepresenting to them? If Intevac’s Board is so desperate to preserve the status quo that it will affirmatively mislead shareholders in order to do so, isn’t it time to elect at least a few nominees that were not hand selected by the Board?

We reiterate our call for fellow Intevac shareholders to vote for our three highly qualified Nominees by voting the GOLD proxy card.

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Fellow Shareholders of Intevac, Inc.

April 22, 2014

Respectfully yours,

VOCE CAPITAL management LLC

J. Daniel Plants

Managing Partner

On April 10, 2014, the Participants filed a Definitive Proxy Statement with the Securities and Exchange Commission. SECURITY HOLDERS ARE ADVISED TO READ THE definitive PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY Voce Capital management llc AND their AFFILIATES FROM THE STOCKHOLDERS OF intevac, INC. for use at its annual meeting BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. the DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY is available TO STOCKHOLDERS OF intevac, INC. from the participants AT NO CHARGE at https://www.proxy-direct.com/vcm-25585 and by request, and is also available at no charge AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WERE DISSEMINATED TO SECURITY HOLDERS ON OR ABOUT april 14, 2014.

IF YOU HAVE ANY QUESTIONS ABOUT EXECUTING OR DELIVERING YOUR GOLD PROXY CARD, NEED ADDITIONAL COPIES OF VOCE’S PROXY MATERIALS, OR OTHERWISE REQUIRE ASSISTANCE, PLEASE CONTACT:

480 Washington Blvd, 26th Floor Jersey City, NJ 07310 (Toll Free) (800) 314-4549

Voce’s Proxy Statement and GOLD Proxy Card are Available at:

https://www.proxy-direct.com/vcm-25585

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